PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (the "Agreement") is entered into this 11th day of December, 1998, by and among Interiors, Inc., a Delaware corporation (the "Purchaser"); Mark N. Sklar, Drew M. Brown, the Bennett Dorrance Trust, the Bennett Dorrance Jr. Trust, the Ashley Dorrance Trust, and the Dorrance 1995 Issue Trust (collectively, the "Shareholders"); and DMB Property Ventures Limited Partnership, a Delaware limited partnership ("DMB" and, collectively with the Shareholders, the "Sellers").

                                    RECITALS

      A. The Shareholders are the record and beneficial owners of an aggregate of 411 shares of the issued and outstanding capital stock, no par value, of Petals, Inc., a Delaware corporation (the "Corporation"), which represents 72 % of the outstanding capital stock of the Corporation (the "Acquired Shares"). DMB has funded loans to the Corporation in the aggregate principal amount as of the date of this Agreement of $2,440,000 (the "Subordinated Debt"), evidenced by that certain (i) Promissory Note, dated June 27, 1995, as amended, in the original principal amount of $720,000, the outstanding principal balance of which as of the date of this Agreement is $720,000, and (ii) Promissory Note, dated July 15, 1996, as amended, in the original principal amount of $2,000,000, the outstanding principal balance of which as of the date of this Agreement is $1,720,000.

      B. The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the Acquired Shares and the Subordinated Debt on the terms and conditions set forth herein.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Purchase and Sale of Shares and Subordinated Debt.

            1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) the Shareholders shall sell, assign, transfer, and deliver to the Purchaser, free and clear of all encumbrances, claims, and restrictions of any kind, and the Purchaser shall purchase from the Shareholders, the Acquired Shares.

            1.2 Purchase of Subordinated Debt. Upon the terms and subject to the conditions of this Agreement, at the Closing DMB shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from DMB, all of DMB's rights and obligations under the Subordinated Debt.

            1.3 Earnest Deposit. Within twenty-four hours of the execution of this Agreement by the parties hereto and in consideration of Sellers' exclusivity agreements pursuant to Section 4.2, the Purchaser shall pay to the Sellers earnest money in an amount equal to $100,000 (the "Earnest Money Deposit"), which shall be applied against the Cash Payment (as defined below) at the closing of the purchase and sale of the Acquired Shares and the Subordinated Debt (the "Closing"). The Earnest Money Deposit shall be allocated among the Sellers in the same proportion as the Cash Payment is allocated among the Sellers.

            1.4. Purchase Price. In consideration for the conveyance of the Acquired Shares and the Subordinated Debt, at the Closing the Purchaser shall pay to the Sellers the following:

                  1.4.1 The Purchaser shall pay to the Shareholders for the Acquired Shares an aggregate of $3,560,000 in cash by wire transfer of immediately available funds, to be allocated among the Shareholders pro rata based on the number of Acquired Shares being sold by each.

                  1.4.2 The Purchaser shall pay to DMB for the Subordinated Debt $440,000 in cash, plus an amount equal to any accrued but unpaid interest on the Subordinated Debt, by wire transfer of immediately available funds (with the $3,560,000 cash paid to the Shareholders, the "Cash Payment") and shall deliver to DMB a convertible debenture in the principal amount of $2,000,000 (the "Convertible Debenture") in the form attached to this Agreement as Exhibit A.

            1.5 Closing. Unless this Agreement is terminated by the Purchaser under Sections 4.1 hereof, by the Sellers under Section 4.3 hereof or by either the Purchaser or the Sellers under Section 4.5 hereof, the Closing of the transactions described herein shall take place at 10:00 am, local time, at the Phoenix offices of Fennemore Craig, P.C. within three business days after the expiration of the Due Diligence Period (as defined below) or at such other time or place as the Purchaser and the Sellers mutually agree.

            1.6 Closing Deliveries. At the Closing, the parties shall deliver to each other the following:

                  1.6.1 The Shareholders shall deliver to the Purchaser certificates for the Acquired Shares, duly endorsed for transfer or with stock powers attached;

                  1.6.2 DMB shall deliver to the Purchaser a duly executed assignment of the Subordinated Debt in the form attached to this Agreement as Exhibit B;

                  1.6.3 The Purchaser shall deliver to the Sellers the Cash Payment;

                  1.6.4 The Purchaser shall deliver to DMB the Convertible Debenture;


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

                  1.6.5 The Sellers and the Purchaser shall deliver to each other the certificate described in Section 4.5; and

                  1.6.6 The Shareholders shall deliver to the Corporation a duly executed release in favor of the Corporation in the form attached to this Agreement as Exhibit C.

      2. Representations and Warranties of Sellers. The Sellers represent and warrant to and covenant with the Purchaser as follows:

            2.1 Binding Agreement. This Agreement is a valid and binding obligation of the Sellers, enforceable against the Sellers m accordance with its terms.

            2.2 Ownership of Shares. The Shareholders have good and merchantable title to the Acquired Shares, free and clear of all liens, charges, encumbrances, claims, demands, pled,-es, causes of action, rights or interests of any kind except as provided in Section 4.3 hereof. The Acquired Shares are validly issued, fully paid, and nonassessable shares of the Corporation.

            2.3 Authority. Except as provided in Section 4.3 hereof, Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and perform their obligations hereunder.

            2.4 Investment Intent and Securities law Compliance. DMB will acquire the Convertible Debenture for its own account for investment purposes and not with a view to the public resale thereof. DMB is an "accredited" investor within the meaning of the Securities Act of 1933, as amended (the 'Securities Act") and Rule 501 of Regulation D promulgated thereunder. In determining to enter into this Agreement, DMB has relied on its own due diligence investigation of the Purchaser, and acknowledges that except as expressly set forth herein, no representation or warranty is made by the Purchaser concerning the Convertible Debenture or the Purchaser.

      3. Representations and Warranties of Purchaser. The Purchaser represents and warrants to and covenants with the Sellers as follows:

            3.1 Binding Agreement. This Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

            3.2 Organization. The Purchaser is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as it is now being conducted, and is authorized, qualified and in good standing under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business as it is now being conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of Purchaser.


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

            3.3 Authority. The Purchaser has duly authorized, through proper corporate proceedings, the execution, delivery and performance of this Agreement.

            3.4 Delivery of Shares. The shares of common stock of the Purchaser, when issued and delivered in accordance with the terms of the Convertible Debenture, shall constitute legally and validly authorized and issued, fully paid and non-assessable shares of the $.001 par value common stock of Purchaser. The Purchaser has taken all action necessary to reserve for issuance to DMB shares of its common stock under the Convertible Debenture. Such shares, when issued, will have been registered under the Securities Act.

            3.5 Investment Intent and Securities Law Compliance. The Purchaser will acquire the Acquired Shares for its own account for investment purposes and not with a view to the public resale thereof. The Purchaser is an "accredited" investor within the meaning of the Securities Act and Rule 501 of Regulation D promulgated thereunder. In determining to enter into this Agreement, the Purchaser has relied on its own due diligence investigation of the Corporation, and acknowledges that except as expressly set forth herein, no representation or warranty is made by any Seller concerning the Acquired Shares, the Subordinated Debt or the Corporation.

            3.6 Securities Law Filings. The Purchaser has timely filed all reports, registration statements and other filings required under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such reports, registration statements and other filings complied as to form with the requirements of the Securities Act and the Exchange Act and did not contain any misstatement of material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances, not misleading.

      4. Additional Agreements of the Parties.

            4.1 Due Diligence Review. Purchaser shall have 45 days from the date hereof in which to conduct its due diligence review of the Corporation (the "Due Diligence Period"). The Sellers shall provide to the Purchaser reasonable access to the books, records and personnel of the Corporation in order to facilitate the Purchaser's review. If at the end of the Due Diligence Period the Purchaser is not satisfied with its due diligence investigation of the Corporation, the Purchaser may provide written notice thereof to the Sellers and this Agreement shall be terminated, in which event Sellers shall promptly refund the Earnest Money Deposit to the Purchaser and the parties shall have no further obligations to each other. In the event that the Purchaser fails to object at the conclusion of the Due Diligence Period, the Earnest Money Deposit shall vest in the Sellers whether or not the transactions contemplated hereby are consummated.

            4.2 Exclusivity. During the Due Diligence Period, the Sellers shall not negotiate with any party, other than the Purchaser or the Purchaser's agents or representatives, for the transfer, sale or assignment of the Acquired Shares or the Subordinated Debt.


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

            4.3 Operation of Business of the Corporation. The Shareholders agree that during the Due Diligence Period they will cause the Corporation not to take any of the following actions:

                  4.3.1 Make any principal payments on the Subordinated Debt;

                  4.3.2 Make any distributions or payments to any shareholders of the Corporation not in the ordinary course of business; or

                  4.3.3 Incur any indebtedness not existing as of the date hereof (excluding accounts payable and other indebtedness incurred in the ordinary course of business).

            4.4. Bank of New York Credit Agreement. The parties acknowledge that the transactions contemplated by this Agreement cannot be consummated unless certain commitments made by the Sellers and DMB to the Bank of New York under that certain Credit Agreement dated as of October 21, 1994, as amended, between The Bank of New York and the Corporation (the "Credit Agreement"), are waived by the Bank of New York or the Credit Agreement is terminated. The Purchaser hereby agrees to use reasonable efforts to seek such waiver during the Due Diligence Period, and the Sellers hereby agree to use reasonable efforts to assist in this process. If the Purchaser is unable to secure such waiver during the Due Diligence Period, then the Purchaser shall be required concurrently with the Closing to pay off the debts evidenced by the Credit Agreement in full. Subject to the Purchaser's termination rights in Sections 4.1 and 4.5 hereof, if the Purchaser fads to fulfill this obligation, the Sellers may at their option terminate this Agreement, retain the entire Earnest Money Deposit and thereafter the parties shall have no further obligations to each other. The foregoing shall not affect the Purchaser's right to receive a refund of the Earnest Money Deposit if the Purchaser terminates this Agreement under Section 4. 1.

            4.5 Offer to Negotiate to Corellis. The parties agree that, pursuant to that certain Stockholders Agreement, as amended (the "Stockholders Agreement"), by and among DMB, the Shareholders, and Randall F. Corelli, John R. Corelli, Christopher R. Corelli and Michael Corelli (collectively, the "Corellis"), the Purchaser shall execute and deliver to the Corellis a written, binding offer (the "Corelli Offer") to purchase the shares of common stock of the Corporation owned by the Corellis (the "Corellis Shares") from the Corellis on the same terms and subject to the same conditions as set forth in this Agreement, as set forth in the Corelli Offer, attached hereto as Exhibit D. The Purchaser agrees to issue the Corelli Offer within two business days after the date hereof. The parties agree that the Corelli Offer shall specifically include a copy of this Agreement. If some or all of the Corellis choose not to accept the Corelli Offer, then the Shareholders agree to issue to them the notice described in Section 2.4(c)(ii) of the Stockholders Agreement.

            4.6 Conditions to Closing. It shall be a condition to the obligation of each of the Purchaser and the Sellers to consummate the transactions contemplated by this Agreement that the representations and warranties made by the other herein shall be true and correct in all material respects on the date of the Closing as if made on such date, and that the covenants and agreements to be performed by the other herein shall have been performed or complied with in all material respects as of the date of the Closing. At the Closing the Purchaser shall deliver to the Sellers, and the Sellers shall deliver to the Purchaser, a certificate to the effect that the foregoing conditions have been satisfied.

      5. Miscellaneous.

            5.1 No Brokers or Other Fees. The Purchaser and the Sellers each represent and warrant to the other that no broker, finder, investment banker or other party is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser or the Sellers, as the case may be.

            5.2 Attorneys' Fees. The parties agree that each party shall bear its own attorneys' fees and costs relating to the negotiation and execution of this Agreement and all related matters. If any litigation arises in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and related costs and expenses incurred as a result of the litigation.

            5.3 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to its conflict of laws provisions. The parties consent to personal jurisdiction for purposes of this Agreement in the State of Delaware, and each of them agrees that Delaware shall be the proper venue for any legal action hereunder.

            5.4 Notices. AR notices or other communications required or permitted hereunder shall be in writing and shall be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

                  (a)   If to Shareholders or DMB, addressed to them at:

                        c/o DMB GP, Inc.
                        4201 North 2e Street, Suite 120
                        Phoenix, Arizona 85016
                        Attn: Timothy A. Kaehr, Executive Vice President

                  (b)   If to Purchaser, addressed to it at:

                        Interiors, Inc.
                        320 Washington Street
                        Mount Vernon, New York 10533
                        Attn: Max Munn, President and Chief Executive Officer


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

            5.5 Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

            5.6 Modification and Waiver. No modification of or amendment to this Agreement shall be effective unless in writing and signed by the parties. No waiver shall be effective unless in writing and executed by the party against whom enforcement of the waiver is sought.

            5.7 Ambiguities. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty and ambiguity shall not be interpreted against any one party.

            5.8 Headings. The headings and captions in this Agreement have been inserted for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

            5.9 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.

            5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

            5.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

            5.12 Further Instruments. The parties agree to execute, have acknowledged, and deliver to each other such other documents and instruments as may be necessary or appropriate to evidence or to carry out the terms of this Agreement.

            5.13 Survival. All agreements, covenants, representations, and warranties in this Agreement shall survive the closing of the transactions contemplated by this Agreement, and any investigation at any time made by or on behalf of any party.

            5.14 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective affiliates, agents, employees, heirs, executors, administrators, successors and assigns.


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

            IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date written above.

                                       PURCHASER:

                                       Interiors, Inc.,
                                       a Delaware corporation


                                       By:______________________________________
                                       Its:_____________________________________


                                       SELLERS:


                                       By:______________________________________
                                          Drew M. Brown


                                       The Bennett Dorrance Trust


                                       By:______________________________________
                                          Bennett Dorrance, Trustee


                                       The Bennett Dorrance Jr. Trust


                                       By:______________________________________
                                          The Ashley Dorrance Trust


                                       By:______________________________________
                                          ____________, Trustee


                                       The Dorrance 1995 Issue Trust


                                       By:______________________________________
                                          ____________, Trustee


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